UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 16, 2003

Constellation Brands, Inc.
(Exact name of registrant as specified in its charter)

001-08495
(Commission File Number)

Delaware	16-0716709
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

300 WillowBrook Office Park, Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

(585) 218-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events and Required FD Disclosure.

On January 16, 2003 Constellation Brands, Inc. (the “Company”) entered into an agreement with BRL Hardy Limited (“BRL Hardy”) under which the Company will acquire all of the shares of BRL Hardy.  BRL Hardy is Australia’s largest wine producer.  Constellation has offered shareholders of BRL Hardy A$10.50 per share, valuing BRL Hardy’s total shares at approximately US$1.1 billion.  Including the assumption of around US$325 million in net debt, the total purchase price is valued at approximately US$1.4 billion.  The transaction will be financed through a combination of cash and Company stock.  BRL Hardy shareholders will be offered a choice of all cash, all stock or a combination thereof.  The transaction is subject to approval of BRL Hardy’s shareholders and customary closing conditions, and is expected to close in early April 2003.

On January 16, 2003, the Company also announced management’s current expectations for the Company’s fiscal year ending February 28, 2003 (“Fiscal 2003”), fiscal year ending February 28, 2004 (“Fiscal 2004”) and the effects of the acquisition of BRL Hardy on Fiscal 2004.

Attached hereto as Exhibit 99.1 is a copy of the Company’s press release dated January 16, 2003 announcing the BRL Hardy acquisition and management’s expectations for Fiscal 2003 and 2004.

Item 7.    Financial Statements and Exhibits

(c) The following exhibits are filed as part of this Form 8-K.

                No.          Description

                99.1         Press Release dated January 16, 2003

                99.2         Conference call slide presentation dated January 16, 2003

                99.3         Website posted information on BRL Hardy dated January 16, 2003

                99.4         Website posted information on the Company dated January 16, 2003

Item 9.    Regulation FD Disclosure

Attached as Exhibits 99.2, 99.3 and 99.4 is information regarding the Company, BRL Hardy and the acquisition of BRL Hardy by the Company that the Company has elected to disclose through Form 8-K and is being furnished but not filed in accordance with Regulation FD.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2003		CONSTELLATION BRANDS, INC.

	By:	/s/ Thomas F. Howe
Thomas F. Howe, Senior Vice President,
Controller